Exhibit 99.1

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RTX names Phil Jasper as President, Raytheon

Arlington, Virgina, Jan. 4, 2024 – RTX (NYSE: RTX) today announced Phil Jasper has been appointed president of Raytheon and will report to President and Chief Operating Officer Christopher T. Calio. Jasper, a 31-year aerospace and defense veteran, succeeds Wesley D. Kremer who will retire from the company at the end of Q1 2024.

“Phil is a proven leader with significant depth of experience delivering defense solutions to the military customer,” said Calio. “His recent integration of RTX’s connected battlespace solutions, a critical customer priority and growth driver for the company, is one of many business transformations he has led over his career. I am confident he will drive the newly restructured Raytheon business to accelerate performance to effectively meet customer commitments.”

As president of Raytheon, Jasper, 55, will serve as a member of the RTX senior leadership team and will be responsible for leading the business and its industry-leading franchises in missile defense, air-to-air missiles, fire control radars, and electro-optical/infra-red systems.

In 2018, Jasper was named president of Collins Aerospace’s Mission Systems strategic business unit, responsible for delivering military, government and civil solutions to help customers worldwide safely and successfully complete their most complex missions. He transitioned commercial aerospace technologies to the defense sector, delivering innovation in battlefield communications and networking solutions. In addition, Jasper designed, developed and integrated multiple mission-specific capabilities for military aircraft, including airdrop; refueling; intercept; and guidance and control products and functions.

Kremer has served in executive leadership positions since 2003 and was named a business president in 2015. Calio continued: “Wes has contributed significantly to the advancement of missile defense systems for the U.S. and its allies and played a critical role in structuring the Raytheon business in 2023. We thank him for his many contributions to RTX and wish him well as he retires from the company.”

Additional Leadership Appointments

Following Jasper’s appointment, several other executive leadership changes aligned with the company’s succession plan are effective today.

a.Troy Brunk has been named president of Collins Aerospace’s Mission Systems unit.
b.Heather Robertson has been named chief operating officer for Collins Aerospace’s Mission Systems.
c.Nathan Boelkins has been named president of Collins Aerospace’s Avionics unit.

About RTX
RTX is the world’s largest aerospace and defense company. With more than 180,000 global employees, we push the limits of technology and science to redefine how we connect and protect our world. Through industry-leading businesses – Collins Aerospace, Pratt & Whitney, and Raytheon – we are advancing aviation, engineering integrated defense systems for operational success, and developing next-generation technology solutions and manufacturing to help global customers address their most critical challenges. The company, with 2022 sales of $67 billion, is headquartered in Arlington, Virginia.